Exhibit 99.2

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EDITED TRANSCRIPT BIG - Q1 2016 Big Lots Inc Earnings Conference Call EVENT DATE/TIME: MAY 27, 2016 / 12:00PM GMT
OVERVIEW:
BIG reported 1Q16 net sales from continuing operations of $1.313b and non-GAAP adjusted income from continuing operations of $39.9m, or $0.82 per diluted share. Expects FY16 non-GAAP adjusted diluted EPS from continuing operations to be $3.35-3.50 and 2Q16 non-GAAP adjusted diluted EPS from continuing operations to be $0.42-0.47.

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MAY 27, 2016 / 12:00PM GMT, BIG - Q1 2016 Big Lots Inc Earnings Call

CORPORATE PARTICIPANTS
Andy Regrut Big Lots, Inc. - VP of IR
David Campisi Big Lots, Inc. - President and CEO
Tim Johnson Big Lots, Inc. - EVP, CAO and CFO

CONFERENCE CALL PARTICIPANTS
Brad Thomas KeyBanc Capital Markets - Analyst
Patrick McKeever MKM Partners - Analyst
Jeff Stein Northcoast Research - Analyst
Alvin Concepcion Citigroup - Analyst
David Mann Johnson Rice & Co. - Analyst
Matthew Boss JPMorgan - Analyst
Dan Wewer Raymond James & Associates - Analyst
Joseph Feldman Telsey Advisory Group - Analyst
Paul Trussell Deutsche Bank - Analyst
Peter Keith Piper Jaffray & Co. - Analyst
Laura Champine Topeka Capital Markets - Analyst

PRESENTATION

Operator

Ladies and gentlemen, welcome to the Big Lots first quarter 2016 teleconference. This call is being recorded. During the session all lines will be muted until the question-and-answer portion of the call. (Operator Instructions).

At this time, I would like to introduce today's first speaker, Andy Regrut, Vice President of Investor Relations. Please go ahead.

Andy Regrut - Big Lots, Inc. - VP of IR

Thanks, Derek, and good morning everyone. Thank you for joining us for our first quarter conference call. With me here today in Columbus are David Campisi, our CEO and President, and Tim Johnson, Executive Vice President, Chief Administrative Officer and Chief Financial Officer.

Before we get started, I would like to remind you that any forward-looking statements we make on today's call involve risks and uncertainties and are subject to our Safe Harbor provisions as stated in our press release and our SEC filings and that actual results can differ materially from those described in our forward-looking statements.

All commentary today is focused on adjusted non-GAAP results from continuing operations. For the first quarter of fiscal 2016 this excludes an after-tax expense of $1.3 million or $0.03 per diluted share associated with legacy pension plans which have been terminated. Standalone, the Q1 expense is not material. However, as previously disclosed, we expect this process to take multiple quarters and result in an after-tax expense of approximately $15 million in total with the majority of the expense occurring in Q4 2016 or fiscal 2017.

Our future results and guidance will also be presented on a non-GAAP basis to be consistent in isolating pension costs. Reconciliations of GAAP to non-GAAP adjusted earnings are available in today's press release.

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MAY 27, 2016 / 12:00PM GMT, BIG - Q1 2016 Big Lots Inc Earnings Call

This morning David will start the call with a few opening comments, TJ will review the financial highlights from the quarter and the outlook for fiscal 2016 and David will complete our prepared remarks before taking your questions.

With that, I will turn the call over to David.

David Campisi - Big Lots, Inc. - President and CEO

Thanks, Andy, and good morning everyone. I am very pleased with our first quarter results and a good start to fiscal 2016. Q1 comps increased 3% which is on top of a 1.6% increase for the same period last year and represents the ninth consecutive quarter of same-store sales growth. This result was at the high-end of our guidance we provided in March and helped drive record EPS performance which exceeded the high end of our previously issued guidance.

From a merchandising perspective, our Ownable and Winnable categories produced the best sales results. Soft Home was the top performer, up high single digits as Martha, Kevin, and the team continue to do a great job as they transform our merchandise assortments through the disciplines of QBFV or quality, brand, fashion and value. We added footage a year ago and the team has been editing less productive areas and focusing on SKU optimization, all while delivering a better, more consistent offering with colors, design styles, and the value Jennifer loves.

An additional area benefiting from this discipline, Tabletop, also posted gains in the quarter.

Seasonal was up mid-single digits, the best result for this category in over two years. Congratulations to Michelle, Steve, and their team for a job very well done.

As you may recall, Seasonal includes Toys which has been intentionally downsized, making the overall lift in the quarter even more impressive. The teams have been exercising the rigors of QBFV to improve assortments with notable strength in Q1 in Summer and Lawn and Garden and unlike the last few years, Mother Nature cooperated with mild weather in March and early April, particularly in the northern and Midwestern regions.

Furniture was also up mid-single digits which is on top of a low double-digit increase last year with growth in Mattresses, Casegoods and Upholstery items. Another very good quarter for Martha, Robert and the Furniture team. Over the last two months, we have finalized our expansion of our Furniture departments, an SPP initiative that has been in the works for nearly a year. Our Bigger, Better Furniture department adds 300 to 500 square feet of Furniture space to most stores broadening our offering and continuing to improve the overall shopping experience for Jennifer.

Executing this expansion was a significant undertaking for the Stores organization, and I am truly appreciative of their effort, support and contribution.

Consumables was up low single digits with positive results in Chemicals and Pet. Good job by the team as this business posted its 11th consecutive quarter of comp sales growth.

And finally, Food was flattish for the quarter up against a 4% comp last year and a 13% comp two years ago. I have been encouraged to see how our Food comp trends have improved to start the month of May and Q2.

As planned, the categories of Hard Home and Electronics and Accessories were down to last year, but I am encouraged the comp performance here was probably some of the best if not the best we have seen in the last couple of years. Remember, these categories have downsized or donated footage to other categories namely Furniture and Soft Home. The teams have been relentless in leveraging "Edit to Amplify" and SKU optimization to improve the productivity per foot and the relevance of these convenience businesses.

Moving on to marketing and our online initiatives, Q1 results reflect sales activity from our e-commerce platform which was launched in late April. Congratulations to Andy, Stew, Carlos and the entire team. This was truly a cross-functional remarkable effort, and while it is still very early, Jennifer has been most interested in purchasing Seasonal and Soft Home products online.

But I want to be very clear, our mindset continues to be crawl, crawl, walk, run. We have a limited number of SKUs available online, approximately 3000, and we are diligently testing and learning so not to disappoint Jennifer with her online experience. We are also starting to more fully market the site as we approach Memorial Day with our print advertising, and we introduced a clever YouTube video campaign Buy, Buy, Buy, which is definitely worth viewing.

Our presence in our digital channels including e-circulars, paid search, display and social media also continues to grow and expand. We now have over 3 million Facebook followers and we are learning how to leverage the power of Facebook for recruiting talent with features like social job sharing.

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MAY 27, 2016 / 12:00PM GMT, BIG - Q1 2016 Big Lots Inc Earnings Call

From a Stores perspective, Mike, Nick and the entire team in the field have an intense focus on leveraging the tools of the Store Revolution. An important component in 2016 is arming the field with store level dashboard reporting. We recently invested in our store operating teams, providing them new iPads to allow for more timely key metrics on a real-time basis presented in a robust, interactive app. Our stores and field organization have a new powerful tool to "inspect what they expect".

And with that, I will turn the call over to TJ for additional color on the numbers.

Tim Johnson - Big Lots, Inc. - EVP, CAO and CFO

Thanks, David, and good morning everyone. Net sales from continuing operations for the first quarter of fiscal 2016 were $1.31 billion, an increase of 2.5% versus the $1.28 billion we reported last year. As David highlighted, comparable store sales for stores open at least 15 months increased 3% which is on top of a 1.6% increase in the first quarter last year and compares to our guidance of an increase in the low single digits. This is the ninth consecutive quarter of comp store sales growth, a feat BIG hasn't accomplished in roughly a decade.

In terms of monthly cadence, all months were positive with Marple, or the combined period of March and April, increasing approximately 4%. The early break to spring and warm weather conditions certainly helped with regional strength in the Northeast, Mid-Atlantic, and Midwestern regions.

Adjusted income from continuing operations for the first quarter was $39.9 million or $0.82 per diluted share which compares to our guidance of $0.66 to $0.72 per diluted share. This record result represents a 34% increase over last year's adjusted income from containing operations of $33 million or $0.61 per diluted share.

You may remember from our discussions on the March call, this year's results include two new significant costs, PSUs and e-commerce, the net impact of which was approximately $0.08 to the quarter. So apples to apples, EPS from our core operations was approximately $0.90 against $0.61 last year, further demonstrating the power of our model when comps are strong and the merchandise mix is supported by strong ownable, winnable sales performance.

The gross margin rate in Q1 was 39.4% which was flat to last year's first quarter rate and consistent with our expectations. Total adjusted expense dollars were $453 million and the adjusted expense rate of 34.5% was approximately 70 basis points lower than last year. This result was better than our expectations with leverage coming in most areas of the business. This level of leverage highlights the opportunity when comps are at the high end of 3%.

However, two areas deserve specific call out. First, Store Operations. To deliver better than planned sales results, lower than planned payroll, and execute the furniture expansion is just tremendous work all done within the quarter. And second, Distribution and Transportation was our largest source of leverage and again is transparent to Jennifer. Now with all of our WMS implementations complete and behind us, Carlos and his team are focused on productivity and servicing our stores both of which improved during the quarter.

Moving on to the balance sheet, inventory ended the first quarter of fiscal 2016 at $807 million, a $28 million reduction, or 3.4% compared to $835 million last year. Inventory levels per store decreased 3% combined with a lower overall store count year-over-year. Under Lisa's leadership working with our GMMs and the entire BPARM organization, inventory levels are on forecast, fresh and appropriately placed to support our sales growth in Q2 particularly in the Ownable, Winnable categories of Furniture and Soft Home.

I mention these two categories specifically as we believe the recently completed Bigger, Better Furniture department expansion, along with the potential attached Soft Home sales opportunity is a big step forward for our business and a big volume opportunity for the balance of the year.

During Q1, we closed two stores and opened one leaving us with 1,448 stores and total selling square footage of 31.7 million square feet.

Capital expenditures for the first quarter of 2016 were $18.8 million, compared to $39.3 million last year and depreciation expense was $29.7 million, a decrease of $1.5 million compared to last year. The decrease in CapEx was planned and aligned with our expectations, primarily driven by POS register rollout which was in full swing this time a year ago and also the completion of our freezer/cooler rollout which concluded in the first quarter last year.

We ended the first quarter with $64 million of cash and cash equivalents and $154 million of borrowings under our credit facility. This compared to $67 million of cash and cash equivalents and $41 million of borrowings under our credit facility last year. Our increase in debt year-over-year is directly attributed to the timing of share repurchase activity. In the first quarter of fiscal 2016, we invested $138 million to repurchase 3 million shares, leaving us with $112 million under our current share repurchase authorization at the end of the first quarter. By comparison last year, in the first quarter, we invested $35 million in share repurchases.

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MAY 27, 2016 / 12:00PM GMT, BIG - Q1 2016 Big Lots Inc Earnings Call

During Q1, we also returned approximately $10 million to shareholders with our quarterly dividend payment of $0.21 per common share. As noted in a separate press release this morning, our Board of Directors declared a quarterly cash dividend for the second quarter of fiscal 2016 also at $0.21 per common share. Our annualized dividend rate of $0.84 represents approximately a 25% to 26% payout ratio on our original guidance set forth for fiscal 2016.

Now turning to forward guidance, for Q2 we expect adjusted income from continuing operations to be in the range of $0.42 to $0.47 per diluted share compared to last year's $0.41 per diluted share. Our guidance assumes a 10th consecutive quarter of positive comps in the range of flattish to plus 2%, which is on top of a 2.8% increase for the same period last year. The gross margin rate for the quarter is expected to be above last year and adjusted expenses as a percent of sales are expected to be slightly higher than last year.

Again as a reminder, the expense rate will be impacted by our two new P&L items, e-commerce and PSUs. Excluding those two items, we would expect to leverage our expense rate of our core retail operations on the flattish to plus 2% comps.

For fiscal 2016, we have raised our guidance for adjusted income from continuing operations to be $3.35 to $3.50 per diluted share, compared to prior guidance of $3.20 to $3.35 per diluted share. The increase is reflective of our above plan Q1 performance and the recent completion of our $250 million share repurchase program which was sooner than anticipated. This level of earnings would represent an 11% to 16% increase over adjusted income from continuing operations of $3.01 per diluted share in 2015.

The guidance is based on a comparable store sales increase in the low single digits and total sales up slightly to last year as comps will be offset partially by a lower store count.

We are now estimating an average diluted share count of 45 million to 46 million and have maintained our cash flow estimate of $200 million.

So with that, I will turn the call back over to David.

David Campisi - Big Lots, Inc. - President and CEO

Thanks, TJ. Before we open the line for questions, I want to share a few thoughts in closing.

Earlier this month, I celebrated my third anniversary as CEO of Big Lots and when I look back and consider our progress and accomplishments, I could not be more proud of this team. We established mission, vision, values and live them every day. We significantly improved our Company culture and have a team that is energized, highly engaged, and passionate about our future. We developed and we are executing the SPP focused on the three pillars, Jennifer, our associates, and our shareholders with high levels of cross-functional involvement across the entire organization.

We have driven nine consecutive quarters of positive comps and delivered our financial guidance each and every quarter. We have implemented merchandise disciplines, made the tough decisions to exit and expand categories, and improve the consistency and quality, brand, fashion, and value of our offerings to Jennifer.

We have invested in our people, processes, and systems while maintaining prudent control of our overall costs. We developed and launched an e-commerce platform in response to Jennifer's desire to shop online. We returned well over $600 million of cash to shareholders through dividends and share repurchase activities. We created the Big Lots Foundation and our associates, our customers, and our supplier partners have been incredibly generous supporting our initial philanthropic efforts.

Finally, we made significant changes to the composition of our Board of Directors, and as a result of enhanced governance practices and consistent financial performance, received support on all items presented to our shareholders during this proxy season.

I want to say a very sincere thank you to our loyal and long-term shareholder base for their confidence in this team.

So a tremendous amount of change and improvement has happened at Big Lots in a very short three years but at the end of the day, none of this great work happens without the right team and the people who believe in the strategy and want to take the hill each and every day. I want to thank our teams and our stores, our distribution centers, and here in the offices in Columbus. I appreciate your support and passion in executing our strategic initiatives. We are One Team with One Goal and Q1 is another example of how we are winning together.

Over the last few weeks, the road for retailers has been choppy with results and forward outlook reflecting a challenging retail environment for a number of different reasons. There have been a very select few posting good results and/or providing an upbeat outlook. Clearly, you are hearing a lot of commentary about our industry

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MAY 27, 2016 / 12:00PM GMT, BIG - Q1 2016 Big Lots Inc Earnings Call

being over-stored and still searching to find the right balance between brick and mortar and online sales channels. We believe our laser-focused approach on our core customer and how to maintain relevance with her is critical. Our relentless focus on Jennifer is central to the SPP and the cornerstone of our corporate culture.

Our team is dialed in as to what is important to her and the shopping experience through our product assortments, messaging, in-store interactions and online presence. I don't think it is a coincidence the first transaction recorded through our e-commerce platform last month was to a customer actually named Jennifer.

Later this year in the fall, we will host an investor analyst conference in Columbus and intend to begin to discuss the strategies for our next three-year SPP and how we will go to market, change, and stay relevant.

We are at the beginning of the beginning and I have never been more excited for the future of Big Lots.

With that I will turn the call back over to Andy.

Andy Regrut - Big Lots, Inc. - VP of IR

Thanks, David. Derek, we would now like to open the lines for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). Brad Thomas, KeyBanc Capital Markets.

Brad Thomas - KeyBanc Capital Markets - Analyst

Good morning and congratulations on a great start to the year. I wanted to ask a couple of questions about merchandising and I was hoping big picture David, perhaps you could talk a bit about how much the merchandise has changed since you joined and versus a year ago. You obviously like to talk about being at the beginning of the beginning. And then maybe more specific to the quarter, perhaps you could talk about the Seasonal category, the strong performance there and the outlook for that category for the balance of the year? Thank you.

David Campisi - Big Lots, Inc. - President and CEO

Thanks, Brad. Appreciate that. Yes, as you well know, we have talked about this now for three years as we exited many businesses and downsized many businesses that we just couldn't win in. In fact, some of them we just couldn't compete in. And so over time and over the last year as you heard in the prepared remarks, we expanded Furniture in the quarter and not necessarily adding more SKUs and all that, it has really been more about opening it up, and if you have been in the stores recently, you will see some photography mounted on the walls in the Furniture department so it is really an expansion of the department itself and implementing. There are a few additional SKUs in there, but it is not significant to the assortment.

But what I would tell you is again three years ago we talked about the Home was buying so many closeouts, it was very difficult for those guys to have a quality fashion, brand, value proposition in there. And today if you walk our Soft Home assortments, they are phenomenal. And as we move into -- we are in Q2 now, but as we move into really I think in probably the next four weeks, you will start to see new receipts coming in for back to campus, back to college and first apartment. And the assortments just continue to get better and better and evolve.

And what is happening today is there is a lot of cross-functional merchandising between Martha's world of Furniture and Soft Home with Michelle's world with some of the Seasonal categories with colors and so on working together. And we are just getting better and better and that is why I say we are at the beginning of the beginning because it is really that phrase will be there forever because our guys have to continuously improve sharpening that saw.

So that is kind of a high level thing from the standpoint of those businesses and what has really changed significantly in there. And we are resetting our cookware area this month as well, and we think the assortments there are going to continue to get better and better.

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MAY 27, 2016 / 12:00PM GMT, BIG - Q1 2016 Big Lots Inc Earnings Call

I think your last question is Seasonal had a very, very strong quarter. They really -- both Patio Furniture and Gazebos, all those outdoor categories were very, very strong and very exciting and interesting that the transactions that have taken place on e-commerce have primarily been out of the Seasonal both in the parts -- there is a few type of gazebos and umbrellas that we're transacting online and then the Summer categories as well have been performing very well, and we feel very good as we move into this Memorial Day weekend that those businesses are going to continue to perform.

Then as we move into the back half of the year, how we flip that business into Christmas Trim which is huge and the work that Michelle and Martha's teams have done together to coordinate Home Decor with the Christmas Trim is going to just be an amazing thing for all of you guys to see. And I know it is going to really absolutely surprise and delight Jennifer for sure. Hopefully that answers your question, Brad.

Brad Thomas - KeyBanc Capital Markets - Analyst

That is very helpful. Just to be clear as we think about your guidance, what sort of outlook is assumed for the Seasonal category for the balance of the year?

Tim Johnson - Big Lots, Inc. - EVP, CAO and CFO

That is a great question, Brad. I'm glad you asked that. Because when we look at first quarter coming in at the high-end of our range of a 3% comp, clearly Seasonal as David mentioned right up front was one of the outperformers, particularly Lawn and Garden and Outdoor Furniture but along with Summer and Decorative Outdoor Summer both were very strong for us in the quarter.

Clearly we benefited in certain markets with better weather primarily in March and early April as we said. When we think about second quarter, the difference between a 3% comp in the first quarter and where we are guiding to second is largely due to Seasonal. We don't necessarily buy our Seasonal assortments to comp up mid-single or high single digits quarter after quarter after quarter. So we did sell through at a faster rate in several of our key styles or styles within Lawn and Garden in particular. So our expectations for second quarter would be that Seasonal would not comp to the same level as first quarter, not because we don't believe in the product, not because we don't believe that it is trend right, color right, and all of those things that worked in first quarter but primarily because we sold through more early than we thought we were going to.

So that is a real important piece for everybody on the call to understand. The difference between a 3% comp in the first-quarter, flattish to plus 2% in the second quarter, there is a number of different pluses and minuses but, the biggest one to kind of level set your expectations is that Seasonal will comp at a slower rate in the second than first primarily because of higher sell-through in the first quarter.

Brad Thomas - KeyBanc Capital Markets - Analyst

That is very helpful. Thank you so much and congrats again.

Operator

Patrick McKeever, MKM Partners.

Patrick McKeever - MKM Partners - Analyst

Thank you. Good morning, everyone. So a lot of my questions were already answered with that very first question and answer. But another, I guess my two would be or my first and my follow-up, you have talked about, you talked about Food comping flat and how it has picked up more recently. What is the impact from frozen and refrigerated on your Food comp or what was it in the quarter? You have talked about still comping the comp in that business. Has that continued or are you still comping the comp in frozen and refrigerated?

The same basic question for the Easy Leasing program, are you still comping the comp in that area as well?

David Campisi - Big Lots, Inc. - President and CEO

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MAY 27, 2016 / 12:00PM GMT, BIG - Q1 2016 Big Lots Inc Earnings Call

Patrick, it is David. We continue to show year-over-year improvement with freezer/coolers. I would tell you that the team is razor-focused on improving the distribution of that product. As you well know, it is a DSD program operated across the country by several different companies, and we still have a lot of opportunity to improve that supply chain pipeline. And so there may have been a couple of hiccups a week here or two but we really feel good about that business. And as I said in the prepared remarks, May is off to a much stronger start than first quarter in Food, and we believe we looked at some of the opportunities in there, and we think we are going to continue to show a nice comp increase in comping the comp.

It is certainly still very early and that is one of those areas candidly that is a little bit of a test and learn. We know what the items are and the number one item no surprise is milk and more milk and milk and maybe some eggs and frozen pizzas. So the team continues to work hard at editing the assortments and amplifying the products that Jennifer is buying out of there.

So, hopefully that answers that part of the question and then TJ will take your second question.

Tim Johnson - Big Lots, Inc. - EVP, CAO and CFO

Patrick, those are both real important to the strategy as you know. We have invested heavily both in coolers and freezers and in Furniture and Furniture financing. I would just tag onto what David said in comment that all areas within the DSD part of our business comped in the first quarter and comped above the rate that Food that we called out as flat. So it is outperforming the area within the store.

Our focus is how do we make it better to the extent where there is almost the entirety of a KRA team supporting that business going forward and that is new with a new strategic plan that we will talk more about later this year. So still a very important part of our business. It out-comped Food, it actually out-comped the rest of the store when we look at each of those categories within DSD, it is a big focus area going forward, so much so that we are dedicating resources and a KRA team to it.

The second part of your question, Furniture financing, is it comping the comp? Absolutely it is comping the comp. But as I do every quarter, I want to take a step back and say first it starts with product and having the right product is more important obviously than having all of the different financing programs that we now have in place. So Martha, Robert and the entire BPARM team do a tremendous job of making sure that we are in stock with the right product, constantly changing styles, introducing new, moving on what is not working, taking timely markdowns, keeping our inventory clean. It is very interesting in that part of the business, one of the key learnings is it is possible to do more volume with less inventory or less SKUs. That is really what SKU optimization was all about, and that Furniture KRA team was one of the first to really demonstrate that for the whole Company.

So it starts with product, Progressive and Furniture financing is absolutely comping the comp. We still continue to see growth. The stores in Nick's team are very focused on it, they have goals by store and they understand how important it is to driving their business and making sure that candidly, the store team leaders, district team leaders have a running shot at achieving their bonus each and every quarter.

Additionally during the quarter, I'm sure you saw this but for the benefit of everyone, we formally launched the Big Lots credit card late last week, so that is the second arm of financing so to speak that we will have available to Jennifer in stores. We are very excited about it. We have tested the program, we have an expectation on what we should see when that happens. Shortly, the store teams will have goals on credit card applications just like they have on Furniture financing through Progressive. It is a very cohesive program, the stores are excited about it, the Furniture team is excited about it, and we think that is a potential upside to the balance of the year when we think about Furniture.

So a number of different levers to try to make sure that Ownable category continues to lead but as I said, it all starts with product and the team is doing a great job of making sure we've got the best possible value in our assortment each and every day.

Patrick McKeever - MKM Partners - Analyst

Good stuff. Thanks, TJ. Thanks, David.

Operator

Jeff Stein, Northcoast Research.

Jeff Stein - Northcoast Research - Analyst

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MAY 27, 2016 / 12:00PM GMT, BIG - Q1 2016 Big Lots Inc Earnings Call

Good morning, guys, and again great quarter. So TJ, just a follow-up on your last comment. Have you baked anything into your forecast for the private label credit card? Or is that all incremental to the guidance you provided?

My follow-up would be wondering given the fact that we had a late start to the tax refund season, any thoughts in terms of how much volume was shifted from January into February as a result of the late start? Thank you.

Tim Johnson - Big Lots, Inc. - EVP, CAO and CFO

Thank you for the questions. Yes, we did assume that we would roll out the private label credit card here in the second quarter so I wouldn't want you to think that it is a new incremental program that wasn't originally contemplated. It was. I think the opportunity there for us though is really looking at our test results, taking our learnings, making sure it is fully embedded in the Furniture sales training initiative and making sure that we "inspect what we expect" with Nick's team to ensure that we are getting consistent participation across all stores, districts, and regions. So it is part of our guidance is the quick answer.

I guess the tax refund piece, Jeff, I wouldn't want to -- I wouldn't want people to think that the later tax refund start is what helped drive the 3% comp in the quarter. Furniture, as David said was up mid-single digits in the quarter and as it turns out, I think there is probably a little less tax refund activity in total when the IRS was all done compared to the prior year. So actually we saw some of our best performance in Furniture and in really the entire store in that March and early April timeframe which is fairly well outside of the dislocation and tax refund activity.

So it is very important, (technical difficulty) tax refunds as we said on the last call, we watch it by day, we've got multiple years worth of history. We understand it and it is probably most beneficial from the standpoint of we do understand it so that when there is differences we don't over-react one way or the other. I would say the team did a great job of staying the course and knowing that that volume was going to come, and it came in a big way.

We feel very good about the Furniture business heading into the second quarter and the balance of the year with all the different initiatives that are in place.

Jeff Stein - Northcoast Research - Analyst

Thank you.

Operator

Alvin Concepcion, Citi.

Alvin Concepcion - Citigroup - Analyst

Thanks for taking the question and congratulations on a great quarter. I'm wondering if you could give us any color on same-store sales in May and just sort of where that falls within the range of the zero to 2% guidance? And you alluded to Seasonal being a driver for the slowdown relative to the comp you saw in the first quarter, I am sure tougher prior-year comparisons also impacted. But how should we think about other things impacting the quarter and what are your expectations in Furniture for example?

Tim Johnson - Big Lots, Inc. - EVP, CAO and CFO

Good question. Alvin, I think first off when we think about the month of May, being totally transparent, we had planned the month of May below our guidance for the sole fact that Memorial Day comes a week later and all of our marketing efforts focused on Memorial Day are shifted or are different year-over-year because of that timing. So the month of May and where it sits is not necessarily indicative of how we think the quarter is going to play out.

When we think about the second quarter though in Furniture, we would continue to expect that it is a leading category up in the high single digit range, could reach a little bit higher but definitely high single digits would be our expectations coming in. Again, taking into account that we have multiple programs in place to drive business, we've got a completed Furniture expansion, we are just introducing in the last three or four days to Jennifer that we have completed a Bigger, Better, Furniture

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MAY 27, 2016 / 12:00PM GMT, BIG - Q1 2016 Big Lots Inc Earnings Call

department expansion with all of the marketing collateral behind it including the launch of the credit card, etc. So there are a lot of different initiatives in place to help drive second quarter and the balance of the year and multiple years ahead.

From a Seasonal perspective, I appreciate you giving us the opportunity to use prior-year comps as a reason but we know we need to comp on the comp in Seasonal. It is an Ownable category, we are going to have to grow on top of growth.

So when we think about second quarter, it isn't necessarily about the more difficult comparison from last year, it truly is about better sellthrough in first quarter primarily in Lawn and Garden. We knew coming into the second quarter was going to present a little bit more of a challenge. And then if we are all being transparent here, we know when our business, we know when the weather is good our business in Seasonal will be very good. We know that, we have seen it, just like we experienced our business in Furniture being very good when tax refunds are out there and on time.

So we are confident in the assortments. That is why they are Ownable, Winnable categories because we know we can differentiate there. We know we've got teams focused in our stores to make it happen, so we feel very good about both of those categories going into the second quarter.

Alvin Concepcion - Citigroup - Analyst

Got it. Thank you very much.

Operator

David Mann, Johnson Rice.

David Mann - Johnson Rice & Co. - Analyst

Good morning, very nice quarter. My question probably for TJ, you talked about with your second quarter guidance about gross margin being up albeit on these lower comp expectations. So can you give us a little more detail on why you would expect that and also any comments on what you are seeing in shrink? Thank you.

Tim Johnson - Big Lots, Inc. - EVP, CAO and CFO

So from a margin perspective in the second quarter, again not to repeat myself but I will go ahead with the higher sellthrough in Seasonal in the first quarter clearly we think we've got an opportunity potentially in markdown levels in the second quarter would be one aspect of the margin expansion.

And the second piece would be, we are experiencing better IMU year over year, so all merchant teams are very focused on making sure we are getting the best possible cost which is always the case. However, given such a challenging environment from a retail perspective, we think there is a little more opportunity to do better on the cost side and better on the margin side.

Then the third piece I would point to is we know we are experiencing better inbound freight rates year-over-year both on an import and a domestic basis. So different ways to look at. My margins should be a little bit better in the second quarter than they were this time a year ago.

From a shrink perspective, I would tell you our shrink rates depending on the category, are actually flat to slightly up year-over-year. From our perspective, we think we have a pretty good understanding of where that is coming from. We are still looking at a shrink rate that is right at about 2% so it is not that is any major concern at all. But as we do a better job of bringing in better product, etc., we are seeing our shrink rate go up a little bit year-over-year.

Our intel out there in the industry is that many other people as supported by NRF surveys are seeing a slightly higher shrink rate year-over-year too. The team, Nick's team, our Asset Protection team, Distribution Transportation, the entire supply chain network is focused on taking that shrink rate lower. We believe it will happen. There is a lot of work being done right now to David's phrase, "inspect what we expect" and use the technology but we still think it is very early on in terms of working with the Stores team to take that rate lower.

You will notice we did not call it out in our prepared remarks so it is not anything of concern from a material standpoint in our margin assumptions but we do expect it to go lower in the future.

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MAY 27, 2016 / 12:00PM GMT, BIG - Q1 2016 Big Lots Inc Earnings Call

David Mann - Johnson Rice & Co. - Analyst

Great. Then to follow up, you have talked a little bit about weather and some benefit there. Can you parse out a little bit regional performance maybe to give a sense on how much weather maybe did help you in some of the northern markets? And also maybe on the regional performance, can you talk about what you are seeing in Texas and the South Central region with the energy markets in flux?

Tim Johnson - Big Lots, Inc. - EVP, CAO and CFO

So from a regional standpoint, that is one of the reasons why we called out the Northern and Midwestern regions of the country. Certainly did a little bit better year-over-year in Seasonal than the balance of Company and that was very clear to us in the numbers.

Another reason why those areas of the country outperformed a little bit in the first quarter also relates to our Furniture -- so you know from following us for a long, long time that we have a more concentrated, in a number of stores, a larger Furniture presence in some of our Northern Midwestern markets than we might in some of the Southern markets and certainly much, much more concentrated than we have in California as an example.

So weather year-over-year and clearly the Furniture strength can help some of our more mature markets in the North and the Midwestern parts of the country.

Specifically, on the second part to your question thinking about I think your phrase was energy markets for the Texas market. My recollection is we comped positive in those markets or certainly in that region for the quarter as we did in all regions. And not to the extent of the Northern or more weather-impacted markets, but certainly we comped in those areas of the country that are seeing some challenges from an energy perspective.

We've got a very good team in the Southeast and Southwestern markets, again same opportunities from an inventory, value, strategy standpoint so we have every expectation that those markets will continue to perform.

David Mann - Johnson Rice & Co. - Analyst

Thanks for all the detail. Good luck in the second quarter.

Operator

Matthew Boss, JPMorgan.

Matthew Boss - JPMorgan - Analyst

Thanks. So as we think larger picture about market share opportunities, David, who do you follow in your competitive set on the Home and Furniture side? How should we think about your niche there and just market share opportunities? Larger picture, what is the best way to think about the pricing and promotional landscape you are seeing out there? Any thoughts would be great.

David Campisi - Big Lots, Inc. - President and CEO

The first piece of that I would tell you we look at, you know the Furniture business is highly fragmented I guess is the word I would use. Outside of the national player, Ashley Furniture, which we do business with is really the only odd guy out there on a national basis besides us. So we look at all the different regional players by market but we really -- and we have talked about this many times -- if you look at our assortment in upholstered furniture and mattresses and all of those mattresses are what we call SMUs or special makeups that are built for us exclusively by Serta. And we have an incredible value proposition there, opening price points are our sweet spot both in Mattresses, Casegoods which we primarily, for the most part outside of some product, we buy from Ashley is all product that is built for us primarily in Vietnam.

So very competitive opening price point strategy versus some of your traditional furniture regional players as well as Ashley, we really play in the opening price point with them as well versus their higher-end assortment.

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MAY 27, 2016 / 12:00PM GMT, BIG - Q1 2016 Big Lots Inc Earnings Call

So again, that is really -- it is a big differentiator and the reason we talk about Ownable is when you think about the discount space and the two big guys out there, they don't transact in the brick and mortar in those businesses. And so we really have a nice ability to continue to grow it and take share away from again regional, like here in Columbus, you have Value City as an example, Meijer out of Michigan does some roadshow business. You look at Costco, very, very high-end furniture assortment.

So we are really a value proposition, great quality, and great fashion and again as I said before, this team is incredibly highly energized, the BPARM teams, and they are not afraid to test and learn and under Martha's leadership expanding the offerings where appropriate and taking the fashion level up to a higher level and again also testing higher price points in both Mattresses and in Furniture as well.

We just have great partnerships with our suppliers from United in Upholstery. I am actually going to be down in their factory next week. So again, it is a business that our vendors are tremendously supportive of and that is really, really the strategy there.

The reason why we talk about Ownable is that is exactly why because there is not a lot of competition in the discount space and certainly the dollar stores aren't in the Furniture business. Hopefully that answers your question, Matt. We feel really good about it.

Matthew Boss - JPMorgan - Analyst

Okay, great. And then just a follow-up probably for Tim. On the SG&A front, should we think about your fixed cost hurdle as flat here? Should we think about that as sustainable multiyear? And just how are you thinking about rising wages with the minimum wage and any overtime impact that we should think about?

Tim Johnson - Big Lots, Inc. - EVP, CAO and CFO

We have been fairly consistent through this SPP process, so 2014, 2015 and 2016, 2016 the year we are in; so third year that a flat to slightly positive comp would be necessary in order to leverage expenses. So I see no reason why based on first-quarter results or outlook for the balance of 2016, why we should come off of that.

It is happening in our business today and clearly with the upside on comp in the first quarter up to a 3%, you can see the power of the leverage.

Looking forward, we will have more to say. As David mentioned in his prepared comments, we are going to have our second investor conference under David's leadership, will happen later this fall. And we will be able to speak more intelligently about 2017, 2018 and 2019 and what our key initiatives are going to be in the business, what investments we might want to make and what our expectations are from a category standpoint, marketing, the whole strategy like we articulated a couple of years back.

So premature to talk about 2017, 2018 and 2019, but that is where we will spend some of our time when we are together later this year.

Matthew Boss - JPMorgan - Analyst

Great. Really nice quarter, guys.

Operator

Dan Wewer, Raymond James.

Dan Wewer - Raymond James & Associates - Analyst

Thanks. David, it looks to me like this would be an ideal time to begin growing the store base again. First, the Company's fundamentals haven't been this strong in probably a decade. And then second, we are beginning to see another generational opportunity in real estate with some of the other retailers beginning to shutter stores. So just wanted to get your thoughts if you think now is the time to begin looking to grow the store base.

David Campisi - Big Lots, Inc. - President and CEO

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MAY 27, 2016 / 12:00PM GMT, BIG - Q1 2016 Big Lots Inc Earnings Call

I will take that question, Dan. Thank you. It is a good question. We have spent a little time yesterday actually with our Board of Directors talking about that. And we certainly are well aware of all of the store closings out there that are going to be liquidations that are taking place now, and probably a lot of that real estate won't open up until next year as the dust settles and the guys who are in some of that space will take those higher rents.

What I would tell you is we are still looking at the store base saying we want to improve the current existing fleet that we have of the 1,448 stores that we have today. We know, as TJ used the word full transparency, that we have a lot of work to do to update those stores whether it is just signs on the outside of the store or the interiors, and we feel that is a better place for us. Because as I said in our prepared remarks, honestly our country, as we all know is way over-stored, and I recognize that there are some folks out there that are continuing to grow their store base but a completely different strategy than ours.

So we will look at that real estate when it comes available and when the rents are reasonable, and we would probably look at it more as a relo opportunity where we have some stores that we would like to improve the size so that we can -- for example Southern California, some of our stores don't have the room for Furniture, things like that. But I am not real bullish on growing the store base at this moment in time.

But again, we are always opportunistic and TJ can add a little color because Real Estate reports to him and his team is razor-focused on looking at the opportunities market by market is what we really do today. We just did Phoenix a few weeks ago. TJ, do want to add some color?

Tim Johnson - Big Lots, Inc. - EVP, CAO and CFO

I really do appreciate the question and I appreciate the kind words that you mentioned in suggesting that we are ready for growth again. I think that from our perspective, we had a significant amount of dialogue yesterday with the entire Board engaged on this entire topic. And I guess from our perspective, in the right situation with the right rents, filling in markets because we are in most major markets, if those opportunities just fell in our lap I think we would be very, very interested in doing that.

Last time we went through a cycle like this you will probably remember in 2008, 2009 when we had two very large retailers go out at the same time, we did benefit from that although it took a little bit of time before those stores made it all the way through the process back through the bankruptcy court, landlords and came to us at rents that were something we could work with at our current level of productivity.

So I think we are on top of, we understand where the locations are, we understand which ones we would be most interested in. Most of those as David mentioned, will help us not just relocate stores and increase productivity but also move the brand forward because in many of those markets it would allow us to increase our Furniture penetration, etc., etc.

So there's a lot of good reasons to look at what is going on right now in the real estate market in adding or relocating stores. We are not ready to commit to that as an opportunity just yet. We think it is still a little bit early, not because we don't want to, but because we just need to make sure they come back to us in the right locations at a rent that we can afford given our current productivity.

Now I say current productivity because that is the single biggest opportunity I think we all believe that we have. As good as the business has been the last nine quarters at a real high level, we are in the mid-160s in terms of productivity and that is low compared to our competitive set and really speaks to where the single biggest opportunity is not just in comps but when that productivity goes up, obviously it will be much easier for us to think about new stores.

Dan Wewer - Raymond James & Associates - Analyst

Got you. Great. Thank you.

Operator

Joseph Feldman, Telsey Group.

Joseph Feldman - Telsey Advisory Group - Analyst

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MAY 27, 2016 / 12:00PM GMT, BIG - Q1 2016 Big Lots Inc Earnings Call

Good morning and congratulations on the quarter. Wanted to ask about -- you mentioned the supply sourcing and transportation costs as a big driver. Can you share some more color on that and I apologize if I did miss but was some of that driven by fuel just costs being lower or was it other efficiencies that you guys were gaining there?

Tim Johnson - Big Lots, Inc. - EVP, CAO and CFO

It is multiple items. Fuel would be one, productivity in our buildings would be two, SKU optimization, carton flow, more consistent flow, a tight relationship between the entire supply chain would be a third. So it is not any one item. And candidly a fourth is the warehouse management systems or WMS systems that are now live in four of their five buildings. We've got time under our belt now in learning a new system, learning potentially new processes all with the design of making us more productive in the building. So there is multiple different reasons for the leverage.

Having said that, leverage in Distribution Transportation was our expectation all along coming into this year. I think we are doing very well in that space as the business continues to evolve so multiple different reasons, Joe, for the leverage.

Joseph Feldman - Telsey Advisory Group - Analyst

Got it. Thanks for the explanation there. The other follow-up I wanted to ask was Walmart talked a lot about price investment really helping to drive their sales this past quarter. And I'm just curious from a competitive standpoint and I know you addressed it little before, David, but did you see any pressure from the Walmart price investments or from others out there and did that have any kind of an impact later in the quarter as that went into effect?

David Campisi - Big Lots, Inc. - President and CEO

Not at all, Joe. I would tell you someone asked the question earlier about the overtime thing, and we did the math on that and it is a very small impact. We actually pay a really decent wage out there when you talk about our full-time store team leaders and then when you look at the hourly associates in the stores, we actually have a fairly generous package out there that is very competitive and we are not having difficulty at all.

And I would tell you that what is happening right now that really hasn't been talked about a lot and obviously a lot of folks I am well aware of and know who they are with this Sports Authority bankruptcy, you are going to have thousands and thousands of people out there both in distribution center as well as part-time and full-time hourly workers available. So again, we are not seeing anything and a lot of that talk about price investment, when we walk that competitive set that you are referring to, we certainly don't see the upgrade in quality of people or the energy that seems to be talked about.

I believe that when you walk our stores and you talk to our associates they are highly engaged and highly energized.

Joseph Feldman - Telsey Advisory Group - Analyst

That is helpful. Good luck with the second quarter.

Operator

Paul Trussell, Deutsche Bank.

Paul Trussell - Deutsche Bank - Analyst

Good morning, impressive results, guys. Just on the comp, wanted to just go through the composition maybe a little bit. Tim, you have been collecting more data on traffic. Any color that you can give us on what you have seen from a transaction count standpoint versus conversion and ticket and UPT and kind of how your low-single digit guidance, what the thought process is for each of those metrics as we go through the balance of the year?

Second, just on the cadence, you spoke to a 4% comp in the Marple period but discussed that May was planned below your 2Q guidance. Is that change solely due to the Memorial Day shift and the lack of inventory within Seasonal? If you can just clarify that. Thanks.

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MAY 27, 2016 / 12:00PM GMT, BIG - Q1 2016 Big Lots Inc Earnings Call

Tim Johnson - Big Lots, Inc. - EVP, CAO and CFO

Sure. I will start with the second part first. There is plenty of inventory in the stores today for Jennifer to shop in the Seasonal space. Memorial Day is a very important part of our business so I just want to make sure everyone if you are still needing Seasonal product, come on out. We have got plenty for you.

However, as the second quarter goes on, we do anticipate given the higher sell-through in first quarter, we don't anticipate Lawn and Garden and Summer will comp in second quarter the way it comped in first quarter. That is one of the primary reasons for the guidance being slightly different than what we just experienced in first quarter. I think that probably makes sense to everybody and as it correlates to the margin question is one of the benefits that we will see in terms of rate.

Again, from our perspective to answer the second part of that question, Paul, we did plan in the month of May below our guidance for the quarter because we know Memorial Day shifts out really the heavy traffic will shift out into really where we are right now and first part of next week which for us falls in the month of June. So commenting on May comps today really doesn't help you understand the quarter so much because of that shift.

Coming up bigger picture, when weather is good, our Seasonal business obviously is very, very good. But even when weather is a challenge, the good news for our business is the other parts of the business, Furniture, Soft Home, Food, Consumables, the convenience businesses in Hard Home and Electronics all are performing quite well and relative to their plan in pretty good shape.

So when weather is good, it is even an added benefit for us. So that is really the strength in our core business or the non-weather categories is what really gives us the confidence that we are going to drive that tenth consecutive quarter of positive comps in the second quarter.

The first part of your question, Paul, I think we have said at least the last couple of calls that we know -- we believe we do not need positive traffic or positive transactions to drive our comp this year. The basket will continue to drive the comp. Clearly the categories from an Ownable, Winnable standpoint primarily Furniture, Seasonal and even to an extent, Soft Home, those are higher ticket categories. Clearly they are working for us and Jennifer likes what we are doing so we continue to expect that the basket will be the driver of the comp for 2016.

From a traffic standpoint, we are not fully anniversaried on traffic yet in all stores but we are getting closer. We understand how our traffic looks year-over-year in most stores and looks in most regions in the country year-over-year. We also have the benefit of understanding how our traffic compares to others in I will say the national average which is available through ShopperTrak as well.

So I guess what I would say in that regard is traffic challenges which are broad out there in retail and are commented on probably every week are real. We see it in the numbers that are reported to us and in most given weeks, our traffic results are actually a little bit better than the national average, encouraging to us.

So there is still a lot to learn there, Paul, but I think one of the big opportunities as we move into the back half of the year is really leveraging that information with our Stores teams and start to have goals and accountability measurements based on some form of sales or conversion or sales per shopper type metrics that will be new for us.

We have found that when we provide good "inspect what you expect" reporting, when we provide good goals by store to Nick and his team, they rally behind it and really get focused on it and do a great job. So it is still very early and is probably more relevant to maybe not even the back half of the year but as we go into the next strategic plan in understanding how do we start to improve upon conversion, how do we start to expand our customer base is something that we will spend more time talking about at the next investor conference.

Paul Trussell - Deutsche Bank - Analyst

Thanks for that color and just very quick follow-up to David, on the e-commerce rollout, you spoke briefly earlier in the call about some of those first few transactions. Maybe you can just give us a little bit, more details on what you have seen the customer kind of focus on and that initial feedback?

David Campisi - Big Lots, Inc. - President and CEO

Yes, Paul, obviously we transacted for about two weeks in the quarter and it was a very slow opening process, not a lot of activity relative to the first quarter but the month of May obviously was in full operation. And as I said earlier, the performance is really the big piece of it is coming out of the Seasonal areas with some Gazebos, some umbrella-type categories within Seasonal but also in some Summer categories. I was just over there with the Board Wednesday walking the fulfillment center here

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MAY 27, 2016 / 12:00PM GMT, BIG - Q1 2016 Big Lots Inc Earnings Call

in our back distribution center and you have seen a lot of product that she is buying like fashion dinnerware that our buyers buy in the Summer area for outdoor entertaining has been a big seller in there. There has been a few limited assortment of Patio Furniture that has been on there that has performed very well.

And then secondly, the other area that has performed very well has been parts of Soft Home whether it has been in the bath area, towels and top of bed and sheets and so on. So it is really fun to watch that happening because obviously Seasonal is an Ownable category for us and then Soft Home is Winnable so that has really been the focus.

What we have learned is we put some convenience businesses on there and we have learned that when we talk about our mission statement of surprises in every aisle every day, some of the surprises that happen and the team has done an outstanding job this year and as TJ said, hitting or beating their forecast in these convenience businesses. One of them I will give you an example is we put sandals on the website. It is a size business but it is also not top of mind so when we merchandise that if you have been in our stores this season, you will see those sandals in the aisle with a fixture that the customer has to navigate around. So I look at that transaction as totally a surprise. In other words, she didn't get up in the morning and say I'm going to go to Big Lots to buy sandals. That is typically not what that customer does and that is why they ended up being edited.

And so that product is not performing but in the brick and mortar it is running up double digits so again, that is just a lesson learned for our team saying you know what, we just need to make sure that we put the Ownable, Winnable categories on there that she has told us clearly that she wants to buy online. And as we move into the back half, obviously we will be putting on more Seasonal product and that product is built and on its way and assorted and that is the Christmas Trim part of the business. And we feel very good about that as far as we move into the back half and that is really candidly fourth quarter is where we will see much higher level of transactions.

But being very cautious about how we roll this out and test and learn and the team is really on it and we have a great person who has merchandised that website and she is all over it with the merchants, and we feel very good about it. I don't know, Paul, if you had time to look at it but it is a pretty robust website considering where we came from versus three years ago.

Tim Johnson - Big Lots, Inc. - EVP, CAO and CFO

I want to stress here, Paul, and for everybody just how early some of these results are. As David mentioned, really you had two weeks that had any kind of significant or measurable volume in the quarter and even in terms of communication and letting the public know that we are online, we have moved very slowly in order to make sure that we can handle the traffic and service the customer well.

I think we have been successful on each of those items. I think one of the stats that was mentioned on the E-Comm DC tour was 99.9% or 99.8% accuracy in terms of getting the right product to the right customer on time and within the shipping windows and things like that. So I think from an execution standpoint, we are off to a real good start in making sure it is a good experience for Jennifer.

But it is only this past weekend in our ad where we actually featured it in print for the first time saying you can shop these items on BigLots.com with the neat little buggy and the whole thing to tell them what items are available and which items are not. So it is still very, very early in understanding how she is going to respond and what drives the most traffic to the site.

Additionally if you have been paying close attention, we have actually tested a couple of different shipping offers and there's many, many more tests to come I am sure. So it is still very, very early in understanding and no different than our retail operation clearly as it has gotten warm out in the last handful of days in most regions of the country, we see our Seasonal business online get better than it had been the week before or the week before that.

So a lot of learnings still occurring but I think hopefully the key take away is we are moving forward in a very measured and diligent way so that we can really understand and test our way through this in 2016. I guess that is all.

Paul Trussell - Deutsche Bank - Analyst

Congrats on the launch and good luck going forward.

Operator

Peter Keith, Piper Jaffray.

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MAY 27, 2016 / 12:00PM GMT, BIG - Q1 2016 Big Lots Inc Earnings Call

Peter Keith - Piper Jaffray & Co. - Analyst

Thanks. Good quarter from me as well. So just two quick modeling questions for you guys. On the e-commerce launch first off, curious if you are still planning on $22 million in revenue this year? Talking to Andy earlier in the quarter, it sounds like you guys are going to put that e-commerce revenue in the comp calculation. So as that builds towards the back half of the year should we expect that to be as much as 50 to 100 basis point comp driver by the time we get to Q4?

Tim Johnson - Big Lots, Inc. - EVP, CAO and CFO

I don't believe you should expect it to be 50 to 100 basis points by the time we get to Q4. That would suggest we would do almost our -- a large, large majority if not all of the year in Q4. And from our perspective, Peter, we are putting it in the comp. I would say it is still immaterial to the comp in most quarters. We do expect it to build quarter to quarter through the year so obviously second quarter will be bigger than first since we will be online the entire quarter and third should be bigger than second and fourth obviously will be hopefully, much, much bigger than second or third.

So from our perspective, it is a pretty measured cadence, it should flow with website traffic and we expect our conversion to improve as the year goes on also.

We have had a lot of learnings so far, and I think maybe one of the most encouraging learnings is really how much in each transaction she is purchasing. The average order value is probably a little higher than we anticipated so that is a good stat for us. I think our challenge as we move through the year, we have website traffic every week, we had website traffic before we had an e-commerce business.

How do we convert more and more Jennifers once they get to the site and how do we reach the Jennifers that may not be in our Buzz Club or may not read the ad circulars, how do we let her know that we are now transacting online? So still a lot of work to do, still a lot to learn as we move forward this year.

Peter Keith - Piper Jaffray & Co. - Analyst

Okay, one last separate question then. So nice to see the share repurchase activity you guys being opportunistic. Could you give us share count for Q2 because there has been a lot of movement the last couple of months?

Tim Johnson - Big Lots, Inc. - EVP, CAO and CFO

Sure. Diluted share count for second quarter I would estimate between 44 million and 45 million for the quarter.

Peter Keith - Piper Jaffray & Co. - Analyst

Okay. Thanks a lot, guys. I appreciate it.

Operator

Laura Champine, Topeka Capital Markets.

Laura Champine - Topeka Capital Markets - Analyst

Good morning and congrats on a good quarter. We are also excited about the e-commerce revenue growth over the next few years. But I'm wondering, TJ, if you can quantify the drag on your EBIT margin that you expect from the start-up costs and just from operating the e-commerce business this year?

Tim Johnson - Big Lots, Inc. - EVP, CAO and CFO

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MAY 27, 2016 / 12:00PM GMT, BIG - Q1 2016 Big Lots Inc Earnings Call

Thanks, Laura. I believe when we gave initial guidance for the year, our estimate was an operating loss in the range of $10 million to $12 million for the year on sales of $20 million to $22 million. I believe were our original estimates for the year so hopefully that helps from a modeling perspective.

Again, when you think about the operating loss, a couple of things to consider, we've got roughly a $40 million asset meaning we invested about $40 million of CapEx between late 2014 and the entirety of fiscal 2015. That will depreciate primarily over a five-year life for the most part but some parts are a little bit longer so I think our guidance was roughly a $5 million to $6 million depreciation number included in that operating loss.

Our expectation would be we will have shipping costs and not net shipping revenue but there is a cost associated with the net costs associated with shipping product that you could add to the depreciation. And then obviously with the partial year volume that from a loss perspective, we will not have a full year's worth of volume.

So still a tremendous amount to learn between now and the end of the year before we would be even remotely close to thinking about providing financial information out past this year. So with roughly 3,000 SKUs on the website and knowing that as we move through this year, we may still have 3,000 SKUs but it will likely be a different 3,000 SKUs and how does Jennifer respond to that is still in front of us too.

And the last comment I will make and then I will stop talking about e-commerce is I will say the seasonal nature, the cyclical nature of this business is something we are going to learn too. We understand our cadence in seasonality in brick and mortar, and we have made some assumptions that e-comm will follow that, that is an assumption. We may find that it calendarizes differently for whatever reason.

So still a lot to learn from an e-comm perspective, but I feel good that we've got the disciplines around the cost, I feel good that we've got governance around shipping costs. We meet every week to discuss shipping results and future promotions. And I feel good about how Lisa and the BPARM teams are really trying to manage inventory and adjust inventory levels based on results, positive or the other way.

So I think we've got a lot of eyes on it, Laura, but we are still focused on the other 99.5% of the businesses where our primary focus is.

Laura Champine - Topeka Capital Markets - Analyst

Got it, but through very early days, TJ, no reason to change the guidance you had already given or the outlook you already gave on the $10 million to $12 million loss this year?

Tim Johnson - Big Lots, Inc. - EVP, CAO and CFO

No reason at the moment, Laura. I would tell you again we have already made adjustments in inventory. We have already made adjustments in terms of how we are going to market with shipping costs and other things. So we are already learning and applying those learnings to results. But as we have talked about, we've really had three or four full week's worth of selling. I think it is way too early to make adjustments for the year. I think it will be more appropriate to talk about third quarter and fourth quarter expectations after we learn from second quarter.

Laura Champine - Topeka Capital Markets - Analyst

Understood. Thank you.

Andy Regrut - Big Lots, Inc. - VP of IR

Thank you, everyone. Derek, will you please close the call with replay instructions?

Operator

Absolutely. Ladies and gentlemen, a replay of this call will be available to you by 12 noon Eastern today. The replay will end at 11:59 PM Eastern Friday, June 10, 2016. You may access the replay by dialing toll-free USA and Canada 888-203-1112 and enter replay passcode 4012430 followed by the #. International 719-457-0820 and entering replay passcode 4012430 followed by the #.

Ladies and gentlemen, this concludes today's presentation. Thank you for your participation. You may now disconnect.

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MAY 27, 2016 / 12:00PM GMT, BIG - Q1 2016 Big Lots Inc Earnings Call

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